Exhibit 10.25
MarineMax, Inc.
Director Fee Share Purchase Program
I. Effectiveness. This Director Fee Share Purchase Program (the “Program”) shall be effective immediately upon its adoption by the Board of Directors (the “Board”) of MarineMax, Inc. (the “Company”). The Program was adopted by the Board effective December 8, 2006.
II. Purpose. The purpose of this Program is to allow members of our Board (each a “Director”) to use the cash fees they receive as Directors (the “Directors Fees”) to purchase shares of the Company’s common stock (the “Shares”) from the Company without payment of a broker’s fee and as an exempt purchase under Section 16 of the Securities and Exchange Act of 1934, as amended (Section 16). It is the Company’s understanding that these purchases will also be exempt from the stockholder approval requirements of Rule 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.
III Eligibility. All Directors who are paid Directors Fees are eligible to participate in this Program.
IV Procedure for Purchasing Shares. For a Director to purchase Shares under the Program, the following procedures shall be followed:
     A. At least ten (10) days prior to the end of the Company’s fiscal quarter, a Director may notify the Company of the portion of his or her Directors Fees with respect to such quarter (in whole percentages up to one hundred percent (100%)) that the Director would like to use to purchase Shares. A Director may make either a one-time election for a quarter or an election effective for all future Directors Fees until revoked by the Director in a written notice to the Company.
     B. At the end of each of the Company’s fiscal quarters (each a “Payment Date”), the Company shall calculate the number of whole Shares purchasable (rounding down to the nearest whole Share) using the closing sales price of the Shares on the primary stock exchange on which the Shares are traded on the Payment Date.
     C. Any cash amounts remaining after the purchase (i.e., the amount that would not equal a whole Share) shall be paid out in cash as part of the Directors Fees.
     D. The Shares purchased by the Director shall, at the election of the Director, either be (i) issued to the Director in certificate form or (ii) issued in street name to the broker designated by the Director.
IV Administration. The Board shall administer this Program. As the Administrator, the Board may make all determinations and decisions regarding the operation and interpretation of this Program. The Board may amend or terminate this Program at any time, provided no amendment or termination shall effect the issuance of shares after the end of the fiscal quarter of the Company in which the related Directors Fees were earned.

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